Exhibit 99.1


                               President's Letter






                                                                  David L. Nunes
                                             President & Chief Executive Officer



Dear Unitholders,

By all accounts, 2006 was a record year for Pope Resources, with net income of $25 million, or $5.23 per fully diluted unit, on revenue of $66 million. While we are certainly pleased with our results for 2006, we recognize that our performance this past year was in large part a function of successfully executing the strategies we established over the past five years and having the confidence to stick with those strategies over an extended period of time.

The successful execution of these long-term strategies translated to the generation of a record $26 million of free cash flow and an accompanying improvement in our balance sheet, which saw cash and short-term investments grow to $32 million by year end. As testament to the long-term benefit of sticking with our strategies, we have also seen our book value, as measured on a per-unit basis, grow by 209% over the past five years, from $9.00 per unit at the end of 2001 to $18.85 per unit at the end of 2006.

These record results were driven primarily by our Real Estate segment, where, with the closing of three large transactions in our Gig Harbor and Bremerton projects, we "harvested" the product of many years of adding value to our lands. For some time, we have described our Real Estate segment as having "lumpy harvests" and 2006 was the textbook example of this phenomenon, when we realized $14 million of operating income on revenues of $27 million (representing 54% and 41%, respectively, of our consolidated totals).

While this past year was noteworthy for the culmination of projects that helped bolster our financial results, it also marked the launch of new initiatives that, while not yet reflected in our financial results, will serve us well in the future. I will discuss these initiatives in greater detail in the balance of this letter, where we will review both 2006 performance and our future growth strategies.

2006 Year in Review
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Financial and operating highlights for this past year, by segment, are described below. For a more detailed description of 2006 results, please review Management's Discussion and Analysis of Financial Condition and Results of Operations from our SEC Form 10-K, which is included in this annual report.

Fee Timber. Notwithstanding the earlier comments about the Real Estate segment's impact on our 2006 overall results, the fact remains that our Fee Timber segment is still our primary "engine" for generating cash flow and creating unitholder value. The typical determinants of annual performance for this segment are log prices and harvest volume.


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                               President's Letter


Heading into 2006, we assumed that there would be some softening of housing markets that would result in a progressive decline in log prices throughout the year. Our response was to significantly front-load our planned 2006 harvest volume, which translated to 71% of our annual harvest falling in the first two quarters. As anticipated, housing markets did indeed slow down in the second half of the year and lumber and log prices fell significantly by year end. However, by front-loading our harvest volume, we realized a 6% increase in prices for 2006, with average realized log prices of $611 per thousand board feet (MBF).

Following the completion of incremental harvests from two 2004 timberland acquisitions, our annual log harvest volume for 2006 declined 27% to 55 million board feet (MMBF). This represents a settling back to a level more in line with our long-term sustainable harvest of just under 50 MMBF. Notwithstanding the 27% drop in harvest volume, Fee Timber operating income declined by only 11% to $14.6 million, driven by the aforementioned 6% increase in log price realizations and 2005 segment results that were burdened by higher-than-usual depletion costs.

Timberland Management & Consulting. During 2006, we completed the disposition of all of the Washington state timberland holdings of Cascade Timberlands LLC, the largest client in our third-party Timberland Management & Consulting segment. While we earned property disposition fees from these transactions, they were more than offset by the impact of fewer acres under management, and thus operating earnings declined from $3.5 million in 2005 to $1.3 million in 2006.

In August of 2005, we closed on our first private equity timber fund, ORM Timber Fund I, LP. This $62 million fund, of which Pope Resources is a 20% investor alongside other third-party investors, will focus on owning and managing timberland investments in the Pacific Northwest. In late 2006, we completed the acquisition of two Pacific Northwest tree farms totaling 24,000 acres for $58 million, representing 95% of the fund's committed capital and allowing us to deploy nearly $12 million of our co-investment capital. As we begin managing these properties for the fund, Pope Resources will benefit through increased economies of scale, fee income from managing the properties, and our 20% co-investment share of cash flows generated from harvesting activities.

Real Estate. Three years ago, the City of Gig Harbor approved a Comprehensive Plan amendment that provided for the upzoning of 35 acres of our 327-acre mixed use project from business-park to commercial zoning. Our real estate team worked diligently to achieve this result and continued their efforts over the past three years working with both the City and potential customers interested in acquiring this land. Through the end of 2006, following completion of $12.7 million of road, water and sewer infrastructure spending, we closed on our first three sales from this project. We sold nearly 18 acres of commercial land to Costco for $7.6 million, 6 acres of commercial land surrounding the Costco site for $7.2 million, and 11 acres of business park land to the YMCA for $1.9 million. Revenue from the 6-acre commercial land sale was not recognized in 2006 due to the buyer's right of rescission if certain site improvements are not completed on a timely basis. These three sales were important both from the perspective of "unlocking" the value we've been working hard to create and in paying for the infrastructure spending on this project. We are now in the enviable position of having a major development project being cash flow break-even in its early stages, thus assuring that future Gig Harbor sales contribute proportionately more to project returns and cash flows.


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                               President's Letter


Our other significant sale in 2006 occurred at our Bremerton property, a 264-acre mixed use project within the Bremerton city limits. As with Gig Harbor, we had significant infrastructure spending to complete before concluding any sales from this project. Following completion of $2.4 million of road and other infrastructure spending, we closed on a $12 million sale for the entire 200-acre residential component of this project. As of year-end, we had an additional $0.4 million of project infrastructure expenditures to complete, and as a result we have deferred $1.3 million of revenue until that work is finished.

Healthy markets for rural residential home sites translated into the sale of an additional 527 acres of higher-and-better-use lands in 2006 totaling $2.6 million. We also completed a commercial sale of 8 acres adjacent to our headquarters building in Poulsbo for $2.2 million and a conservation sale of 401 acres of sensitive lands near the entrance to Mount Rainier National Park for $1.4 million. These sales represented a record year for our Real Estate segment, which generated over of $11 million of free cash flow for the year.

General & Administrative. While we are focused on keeping our general and administrative costs fairly static even as we grow the company, we nevertheless experienced a modest 5% increase in 2006 to $3.8 million. Much of the increase was attributable to higher professional fees associated with complying with the Sarbanes-Oxley Act. However, given the strong revenue year we had in 2006, our general and administrative costs, as a percent of total revenue, declined to 5.8%.

Matching Short-term Execution with Long-term Strategy
--------------------------------------------------------------------------------

In addition to describing our financial performance and highlighting the events of the prior year, I like to devote a significant portion of the president's letter each year to detailing our long-term strategies for adding value to the lands under our stewardship. As evidenced in our 2006 performance, we believe value is created and at times "unlocked" from these lands at the intersection of short-term execution with these long-term strategies. In this year's letter, we will examine three of our core long-term strategies.

Strategy #1: Grow our timberland asset base to enhance sustainable harvest and long-term cash flows
Pope Resources has three primary vehicles for funding new timberland investments: free cash flow from harvesting activities off our existing timberland base, the reinvestment of real estate sales proceeds, and incremental borrowings. Historically, our generation of organic cash flow has been fairly modest and has dictated only sporadic involvement in the timberland acquisition market.

In 2001, we utilized real estate sale proceeds along with incremental borrowings secured by our Hood Canal tree farm to acquire the 44,000-acre Columbia tree farm. This tree farm had a significant component of 25 to 44 year old age classes, complementing the age-class profile of our Hood Canal tree farm, which had a high proportion of both younger age classes and mature merchantable stands. In 2007, we expect the Columbia tree farm to contribute 26% of the harvest volume and 23% of the revenue from timber properties owned directly by the Partnership. The proportion of harvest and revenue attributable to the Columbia tree farm is expected to continue to grow over the next ten years as the age-class profile of Columbia matures.


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                               President's Letter


In 2004, we identified two small timberland acquisitions adjacent to each of our two main tree farms that contained a high proportion of merchantable timber that would allow us, in a relatively short period of time, to recoup our capital outlay. At the time, we viewed these opportunities as serving both a short-term cash management strategy as well as a long-term timberland acquisition strategy. We spent $21 million to acquire 4,700 acres of timberland with 48 MMBF of merchantable timber volume. Through the end of 2006, we have generated over $20 million of pre-tax cash flow from these two properties, leaving us with 4,555 incremental acres of productive timberland holding an additional 6 MMBF of 35 years and older merchantable timber at a net cost of $1 million. We expect to realize an additional $2 million over the next two years from the sale of 300 acres of selected higher-and-better-use parcels from these acquisitions. While adding to our long-term timberland base, these two acquisitions also allowed us to quickly recover our investment outlay and be in a position to put our cash to work elsewhere.

Our 20% co-investment in ORM Timber Fund I LP represents our most recent and primary initiative to grow our timberland base, albeit derivatively. In 2006, we invested nearly $12 million as our co-investment share of the fund's acquisition of 24,000 acres of property. In addition to enjoying the added economies of scale and the service fee income associated with managing these properties, this fund will help to increase our sustainable harvest level and long-term cash flows coming from our Fee Timber asset base. When factoring in our 20% co-investment in the fund and "looking through" to the effective impact on our total harvest volume, the fund will help to increase our long-term sustainable harvest level by 1.6 MMBF to over 51 MMBF. This represents a substantial increase over the 37 MMBF of sustainable harvest we had prior to the acquisition of the Columbia tree farm in 2001. As we grow our timber fund business, we expect this "look through" impact to our effective sustainable harvest level, and the resultant improvement in cash flow, to continue to improve.

This fund is the first of what we hope to be a series of such funds that will provide us, by investing our own capital alongside outside investors, the significant benefit of being in the market all the time rather than once every five to 10 years. This ongoing exposure to the timberland market will keep our acquisition processes and skills sharp, and ensures that we stay abreast of market developments. As we build these fund portfolios, we expect to obtain greater geographic diversification within the Pacific Northwest all the while adding operational scale. We plan to keep our fund sizes relatively small compared to our competitors and will focus on more of a "middle markets" timberland acquisition strategy to avoid competing in larger transactions where we believe the competition for timberland is fiercest and the pressure to pay a premium is strongest.

Strategy #2: Leverage our timberland management capabilities
We created the Olympic Resource Management ("ORM") brand in 1997 to capitalize on our timberland management capabilities by offering a full suite of services to other timberland owners. Since that time, we have managed more than 1.5 million acres across western North America and have established a reputation as the premier third-party timberland manager in the western U.S. This business has provided additional economies of scale otherwise unavailable to us, generated meaningful service fee income, sharpened our management processes, allowed us to attract outstanding talent that neither our own assets nor those of our clients could justify alone, and instilled an external focus in place of what had been a fairly insular culture during the early years of the partnership.


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                               President's Letter


In 2006, we completed sales of timberlands in Washington on behalf of Cascade Timberlands LLC and signed a new 3-year contract to continue managing 292,000 acres in Oregon for Cascade. We are also managing the 24,000 acres of timberland acquired by our new timber fund in late 2006. We believe these management opportunities provide a platform for continuing to build the capabilities for which ORM is widely recognized.

Strategy #3: Generate growth capital by "harvesting" value from our Real Estate portfolio
Our Real Estate efforts focus on early stage entitlement activities that make downstream development possible. Securing favorable zoning and obtaining final plat approvals to allow for the highest and best use of the properties are examples of ways in which we seek to enhance property values. Where appropriate, our efforts also include road building and the extension of utilities to increase the value of building lots. This work occurs across our 2,700-acre Real Estate portfolio, which contains a wide range of property types, from urban parcels where values are measured in square-foot increments to parcels where the higher-and-better-use opportunity consists of a 40-acre or larger rural residential lot. We believe that population pressures over time as well as related transportation infrastructure improvements will gradually shift much of our timberland holdings contained in the 70,000-acre Hood Canal tree farm to other higher valued uses. This understanding reinforces our self-image as a "land company" where management of many of our properties, be they currently in the Fee Timber or the Real Estate portfolio, is informed by a long-range view of property potential that demands close synchronization between timber and real estate operations.

The Gig Harbor, Bremerton, and Kingston properties represent that portion of the portfolio with the highest values per square foot or per acre, as the case may be. The multi-year effort to create value in the first two of these properties was realized in a significant way in 2006 as I have noted above. Such "harvests" of real estate value will fund timberland acquisition growth, as was the case in 2006 when our timber fund co-investment capital was sourced from the free cash flow coming from our Real Estate segment. While these projects are finite in size, we do expect to realize additional "harvests" of value over the balance of this decade and beyond.

Strategies for enhancing unitholder value
--------------------------------------------------------------------------------

As we pursue our long-term strategies, we also continue to evaluate how best to deploy our assets to fuel growth and enhance unitholder value. In particular, we review our investment alternatives with respect to available cash and short-term investments, which totaled $32 million as of year-end 2006.

A significant portion of our cash position is earmarked for timber fund co-investment capital. We are launching our second fund with an anticipated co-investment requirement of $20 million. We believe good timberland investments are still obtainable notwithstanding the increased competition to place capital in the asset class. We do recognize that prices have been bid up and return expectations appear to have lowered. Nonetheless, we intend to maintain our disciplined acquisition approach, not only for the benefit of our third-party investors but also in serving our own interests as co-investors in the fund. Success in this regard is not a sure bet, but in our view is still very much worth the risk and endeavor.


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                               President's Letter


We have increased our quarterly distribution each year from $0.05 per quarter beginning in the third quarter of 2002 to $0.28 per quarter beginning in the third quarter of 2006. We aim to continue to grow our distribution rate over time while setting it at a level that we can maintain both in down markets and without incurring any incremental debt. We also intend to retain a portion of our capital to continue to grow the company.

Somewhat akin to increasing the distribution is the alternative possibility of returning capital to our unitholders by undertaking an open market buyback program with excess cash. While conceptually attractive at appropriate prices, our relatively small public float and limited trading volume, coupled with federal securities regulations that impose specific limits on such programs, effectively limit the practicality of such a repurchase program. We are similarly hampered in using our excess cash to pay down our $30 million of long-term debt. Our timber mortgage, which has a term that lasts until 2011, has an interest rate make-whole provision that translates into a prepayment penalty that effectively prevents us from paying down the principal balance ahead of schedule.

Looking Forward
--------------------------------------------------------------------------------

We believe we are in that sweet spot where short-term execution intersecting with long-term strategies will continue to produce significant value for our unitholders. This past year was extremely rewarding, not only from the perspective of having achieved record financial results, but also in the context of seeing the value of sticking to our long-term strategies. The confidence we had to stick with our long-term strategies was rewarded with the first closings from our Gig Harbor project and the success in investing most of the capital from our first timber fund. These successes have instilled a sharpened sense of purpose within our team and a confidence that we can accomplish anything we put our minds to.

I do not believe we will see another year with results as strong as 2006 for awhile, if ever. I also recognize that 2007 may offer some downward bumps in the road in terms of realizations on land and timber as we work through a tough patch in the housing industry. Long-term, however, I am very confident that this company's strategies for its assets together with its core competencies will continue to bear fruit for the benefit of our unitholders. I am pleased to report that, to this end, our management team is putting its money where its mouth is. Our management team now owns 2.4% of the company, consisting of 1.4% owned outright and 1.0% owned through restricted units. We are pleased with the strong alignment of interest this creates between ourselves and other unitholders.

I am grateful for our outstanding team of employees dedicated to realizing an exciting vision for Pope Resources. To our unitholders, thanks for your support of our vision, strategies, and team.


/s/David L. Nunes
-------------------------------------
David L. Nunes
President and Chief Executive Officer
March 15, 2007


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